EXHIBIT 99.1


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Thistle Group Holdings, Co.
Roxborough-Manayunk Federal
  Savings Bank
Philadelphia, Pennsylvania                    Contact:  John F. McGill, Jr.
                                                        President
                                                        (215) 483-2800


                                              For Immediate Release
                                              July 14, 1998


                           THISTLE GROUP HOLDINGS, CO.
                     ANNOUNCES COMPLETION OF STOCK OFFERINGS

         Philadelphia,  Pennsylvania  -- July 14, 1998 -- John F.  McGill,  Jr.,
President  of  Thistle  Group  Holdings,  Co.  (the  "Company"),   Philadelphia,
Pennsylvania, the holding company of Roxborough- Manayunk Bank (the "Bank"), announced today that FJF Financial, M.H.C. (the "Mutual Holding Company") completed its mutual to stock conversion effective July 14, 1998.

         In connection with the Conversion, the Company sold 7,856,370 shares of Common Stock in Subscription and Community Offerings at $10.00 per share. Furthermore, based on an independent appraisal, existing stockholders of Thistle Group Holdings, Inc., other than the Mutual Holding Company, converted each share of Thistle Group Holdings, Inc. into 5.5516 shares of Common Stock of the Company.

         The Common Stock of the Company began trading on the Nasdaq National Market under the symbol "THTL" on July 14, 1998.

         Sandler O'Neill & Partners, L.P. acted as agent for the Company in connection with the Subscription and Community Offerings

         The Bank is a federally chartered savings bank primarily engaged in attracting deposits from the general public through its six offices and using those and other available sources of funds to originate loans secured by one- to four-family residential mortgages.